FORM 8-K
Exhibit 99-01

Corporate Communications:
Gabriele Collier
Silicon Image, Inc.
408-616-4088
Gabriele.Collier@siliconimage.com

Investor Relations:
Alex Chervet
Silicon Image, Inc.
408-616-4153
Alex.Chervet@siliconimage.com

SILICON IMAGE ANNOUNCES FOURTH QUARTER AND
FISCAL YEAR 2013 EARNINGS

Fourth Year of Consecutive Revenue Growth

SUNNYVALE, Calif., January 30, 2014 – Silicon Image, Inc. (NASDAQ: SIMG), a leading provider of HD connectivity solutions, today reported financial results for its fourth quarter and fiscal year ended December 31, 2013.

Revenue for fiscal year 2013 was $276.4 million, an increase of approximately 9.5% over fiscal year 2012 of $252.4 million.  Revenue for the fourth quarter of 2013 was $61.4 million, compared with $59.6 million in the fourth quarter of 2012 and $79.3 million in the third quarter of 2013.

“We remain focused on enhancing shareholder value.  2013 was another year of growth for Silicon Image. We increased earnings per share by more than 30% and also generated more than $33 million in free cash flow,” said Camillo Martino, chief executive officer of Silicon Image, Inc. “We drove new product development, and saw the introduction of new versions of the MHL® and HDMI® standards, which will create additional opportunities for growth.  Looking ahead, we expect continued growth in the MHL ecosystem and we are excited about the opportunities for our 60GHz wireless technology.”

Non-GAAP net income for the fourth quarter of 2013 was $4.1 million, or $0.05 per diluted share, compared with a non-GAAP net income of $9.2 million, or $0.12 per diluted share, for the third quarter of 2013, and a non-GAAP net income of $6.2 million, or $0.08 per diluted share, for the fourth quarter of 2012. Non-GAAP net income for fiscal year 2013 was $22.9 million, or $0.29 per diluted share, compared with a net income for fiscal year 2012 of $18.5 million, or $0.22 per share.  Non-GAAP net income for these periods excludes stock-based compensation expense, amortization of intangible assets, business acquisition related expenses, other than temporary impairment of a privately-held company investment, proceeds from legal settlement, restructuring charges, impairment of intangible assets and write-down (recovery) of certain unsalable inventory.

A reconciliation of GAAP and non-GAAP items is provided in a table following the Condensed Consolidated Statements of Operations.

Pursuant to the previously announced share repurchase program, Silicon Image repurchased approximately 308,000 shares of its common stock for $1.6 million at an average price of approximately $5.27 per share during the fourth quarter of 2013.  The company’s cash and short-term investments balance as of December 31, 2013 was $138.2 million.

The following are Silicon Image’s financial performance estimates for the first quarter of 2014:

Revenue:	$58 million to $62 million
Gross Margin:	59% - 60%
GAAP operating expenses:	approximately $34.5 million
Non-GAAP operating expenses:	approximately $31 million
Diluted shares outstanding:	approximately 79 million
Non-GAAP tax rate:	approximately 28% of non-GAAP pre-tax income

Use of Non-GAAP Financial Information
Silicon Image presents and discusses gross margin, operating expenses, net income (loss) and basic and diluted net income (loss) per share in accordance with Generally Accepted Accounting Principles (GAAP), and on a non-GAAP basis for informational purposes only. Silicon Image believes that non-GAAP reporting, giving effect to the adjustments shown in the attached reconciliation, provides meaningful information and therefore uses non-GAAP reporting to supplement its GAAP reporting and internally in evaluating operations, managing and monitoring performance, and determining bonus compensation. Further, Silicon Image uses non-GAAP information as certain non-cash charges such as stock-based compensation expense, amortization of intangible assets, business acquisition related expenses, other than temporary impairment of a privately-held company investment, proceeds from legal settlement, restructuring charges, impairment of intangible assets and write-down (recovery) of certain unsalable inventory do not reflect the cash operating results of the business. Silicon Image has chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of its operating results and to illustrate the results of operations giving effect to such non-GAAP adjustments. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Conference Call
Silicon Image will host an investor conference call today to discuss its fiscal 2013 and fourth quarter of 2013 results at 2:00 p.m. Pacific Time and will webcast the event.  To access the conference call, dial 877-941-1427 or 480-629-9664 and enter pass code 4662072. The webcast and replay will be accessible on Silicon Image's investor relations website at http://www.SiliconImage.com.  A replay of the conference call will be available within two hours of the conclusion of the conference call through February 13, 2014. To access the replay, please dial 800-406-7325 or 303-590-3030 and enter pass code 4662072.

About Silicon Image, Inc.
Silicon Image is a leading provider of connectivity solutions that enable the reliable distribution and presentation of high-definition content for mobile, consumer electronics, and PC markets. The company delivers its technology via semiconductor and intellectual property products that are compliant with global industry standards and feature market leading Silicon Image innovations such as InstaPort™ and InstaPrevue™. Silicon Image's products are deployed by the world's leading electronics manufacturers in devices such as mobile phones, tablets, DTVs, Blu-ray Disc™ players, audio-video receivers, digital cameras, as well as desktop and notebook PCs. Silicon Image has driven the creation of the highly successful HDMI® and DVI™ industry standards, the latest standard for mobile devices — MHL®, and the leading 60GHz wireless HD video standard — WirelessHD®. Via its wholly-owned subsidiary, Simplay Labs, Silicon Image offers manufacturers comprehensive standards interoperability and compliance testing services. For more information, visit us athttp://www.siliconimage.com/.

Silicon Image and the Silicon Image logo are trademarks, registered trademarks or service marks of Silicon Image, Inc. in the United States and/or other countries. All other trademarks and registered trademarks are the property of their respective owners in the United States and/or other countries.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements include, but are not limited to, statements related to Silicon Image's future operating results, including revenue, gross margin, operating expenses, tax rates, company growth, progress and stock repurchases. These forward-looking statements involve risks and uncertainties, including the risks of uncertain economic conditions, competition in our markets, Silicon Image's ability to deliver financial performance in-line with its stated goals and other risks and uncertainties described from time to time in Silicon Image's filings with the U.S. Securities and Exchange Commission (SEC). These risks and uncertainties could cause the actual results to differ materially from those anticipated by these forward-looking statements. In addition, see the Risk Factors section of the most recent Form 10-K and 10-Q filed by Silicon Image with the SEC. These forward-looking statements are made on the date of this press release, and Silicon Image assumes no obligation to update any such forward-looking information.

SILICON IMAGE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
Unaudited

	Three Months Ended			Twelve Months Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Revenue:
Product	$46,949	$66,337	$46,808	$227,308	$203,487
Licensing	14,428	12,974	12,796	49,098	48,877
Total revenue	61,377	79,311	59,604	276,406	252,364
Cost of revenue and operating expenses:
Cost of product revenue (1)(2)(3)	22,897	33,222	30,105	112,940	109,815
Cost of licensing revenue	267	185	220	881	626
Research and development (4)	19,787	18,424	17,305	76,994	77,372
Selling, general and administrative (5)	16,046	16,191	12,279	64,736	57,446
Restructuring expense	1,307	483	(54)	1,783	110
Amortization and impairment of acquisition-related intangible assets	230	405	(889)	1,116	599
Total cost of revenue and operating expenses	60,534	68,910	58,966	258,450	245,968
Income from operations	843	10,401	638	17,956	6,396
Proceeds from legal settlement	-	-	-	1,275	-
Other than temporary impairment of a privately-held company investment	-	-	-	(1,500)	(7,467)
Interest income and other, net	144	168	555	1,203	1,661
Income before provision for income taxes and equity in net loss of an unconsolidated affiliate	987	10,569	1,193	18,934	590
Income tax expense	1,837	1,488	1,458	6,955	9,979
Equity in net loss of an unconsolidated affiliate	114	116	-	489	1,803
Net income (loss)	$(964)	$8,965	$(265)	$11,490	$(11,192)

Net income (loss) per share – basic	$(0.01)	$0.12	$(0.00)	$0.15	$(0.14)
Net income (loss) per share – diluted	$(0.01)	$0.11	$(0.00)	$0.15	$(0.14)
Weighted average shares – basic	77,417	77,530	79,564	77,399	81,872
Weighted average shares – diluted	77,417	78,995	79,564	79,065	81,872

(1) Includes restructuring expense	$284	$-	$-	$284	$-
(2) Includes amortization of acquisition-related intangible assets	$225	$250	$250	$975	$425
(3) Includes stock-based compensation expense	$152	$163	$104	$603	$523
(4) Includes stock-based compensation expense	$852	$879	$871	$3,576	$3,585
(5) Includes stock-based compensation expense	$1,687	$1,440	$1,200	$6,336	$5,096

SILICON IMAGE, INC.
GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME RECONCILIATION
(In thousands, except per share amounts)
Unaudited

	Three Months Ended			Twelve Months Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
GAAP net income (loss)	$(964)	$8,965	$(265)	$11,490	$(11,192)
Non-GAAP adjustments:
Stock-based compensation expense (1)	2,691	2,482	2,175	10,515	9,204
Amortization of intangible assets (2)	455	480	(639)	1,916	1,024
Amortization of intangible assets of an unconsolidated affiliate (2)	40	52	-	168	402
Strategic initiative and acquisition related expenses (2)	1,000	-	-	1,000	3,257
Restructuring expense (3)	1,591	483	(54)	2,067	110
Other than temporary impairment of a privately-held company investment (3)	-	-	-	1,500	7,467
Impairment of intangible asset (3)	-	175	-	175	-
Write-down (recovery) of certain unsalable inventory (3)	(825)	(960)	6,245	(1,785)	6,245
Proceeds from legal settlement (3)	-	-	-	(1,275)
Non-GAAP net income before tax adjustments	3,988	11,677	7,462	25,771	16,517
Tax adjustments (4)	89	(2,462)	(1,218)	(2,864)	2,030
Non-GAAP net income	$4,077	$9,215	$6,244	$22,907	$18,547

Non-GAAP net income per share — basic	$0.05	$0.12	$0.08	$0.30	$0.23
Non-GAAP net income per share — diluted	$0.05	$0.12	$0.08	$0.29	$0.22
Weighted average shares — basic	77,417	77,530	79,564	77,399	81,872
Weighted average shares — diluted	78,990	78,995	80,389	79,065	82,871

Stock-based compensation expense is composed of the following:
Cost of revenue	$152	$163	$104	$603	$523
Research and development	852	879	871	3,576	3,585
Selling, general and administrative	1,687	1,440	1,200	6,336	5,096
Total	$2,691	$2,482	$2,175	$10,515	$9,204

Discussion of Non-GAAP Financial Measures

(1)
Stock-Based Compensation Related Items: Stock-based compensation expense relates primarily to equity awards, such as stock options and restricted stock units. Stock-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond our control. As such, management excludes this item from our internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation provide investors with a basis to measure our core performance against the performance of other companies without the variability created by stock-based compensation as a result of the variety of equity awards used by companies and the varying methodologies and subjective assumptions used in determining such non-cash expense.

(2)
Strategic Initiative and Acquisition Related Items: We exclude certain expense items resulting from our strategic initiative and acquisitions including the following, when applicable: (i) amortization of purchased intangible assets associated with our acquisitions; or relating to our unconsolidated affiliates and (ii) strategic initiative and acquisition-related charges. The amortization of purchased intangible assets associated with our acquisitions results in our recording expenses in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. Moreover, had we internally developed the products acquired, the amortization of intangible assets, and the expenses of uncompleted research and development would have been expensed in prior periods. Accordingly, we analyze the performance of our operations in each period without regard to such expenses. In addition, our strategic initiatives and acquisitions result in non-continuing operating expenses, which would not otherwise have been incurred by us in the normal course of our business operations. During January 2012, we established a research and development center in Hyderabad, India, whereby we hired 75 employees from our subcontractor and had to incur a onetime fee of approximately $3 million towards acquiring these employees. In October 2012, we executed a warrant purchase agreement with a privately-held company which give us an option to purchase the privately-held company’s preferred stock. We also agreed to pay specific amounts to the privately-held company if certain conditions were met. In the fourth quarter of fiscal 2013, as a result of us executing an agreement with a specific customer, one of the earn-out conditions were met and we paid the privately-held company $1.0 million. We do not expect a fee of similar nature to be paid in our normal course of business and consider it infrequent and non-recurring. We believe that providing non-GAAP information for strategic initiative and acquisition-related expense items in addition to the corresponding GAAP information allows the users of our financial statements to better review and understand the historic and current results of our continuing operations, and also facilitates comparisons to less acquisitive peer companies.

(3)
Other Items: We exclude certain other items that are the result of either unique or unplanned events including the following, when applicable: (i) other than temporary impairment of a privately held company investment, (ii) proceeds from legal settlement, (iii) restructuring and related costs, (iv) impairment of intangible assets and (v) write-down (recovery) of certain unsalable inventory. It is difficult to estimate the amount or timing of these items in advance. Other than temporary impairment of a privately held company investment was recorded due to the conclusion that the possibility is remote that we will exercise our warrants to purchase the entity’s preferred stock or that we will realize any other value from these investments. Proceeds from legal settlement relates to our acquisition of SiBEAM, Inc on May 16, 2011. We do not expect the payment of similar nature to be received in our normal course of business and consider it infrequent and non-recurring. Restructuring charges result from events which arise from unforeseen circumstances, which often occur outside of the ordinary course of continuing operations. We recognized impairment of an intangible asset because the sum of its estimated future undiscounted cash flows used to test for recoverability is less than its carrying value. In the fourth quarter of 2012, we wrote-down certain unsalable inventory, for which we were seeking recovery from the vendor who supplied the inventory. In the third quarter of 2013, we entered into a settlement with a vendor and received recovery related to previously written-down inventory in the third and fourth quarter of 2013. The inventory write-down and subsequent recovery are unusual and one-time events, which we do not expect to recur. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods. As such, we believe that these expenses do not accurately reflect the underlying performance of our continuing operations for the period in which they are incurred. We assess our operating performance both with these amounts included and excluded, and by providing this information, we believe the users of our financial statements are better able to understand the financial results of what we consider our continuing operations.

(4)
Tax adjustments: For the three and twelve months ended December 31, 2013 and  2012 and the three months ended September 30, 2013, our non-GAAP tax rate was approximately 30% of non-GAAP pre-tax income. Non-GAAP tax rate is primarily based on net expected cash flow for income taxes.

SILICON IMAGE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
Unaudited

	December 31, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$82,220	$29,069
Short-term investments	56,003	78,398
Accounts receivable, net	34,729	37,936
Inventories	11,727	11,268
Prepaid expenses and other current assets	7,733	8,105
Deferred income taxes	191	841
Total current assets	192,603	165,617
Property and equipment, net	14,676	14,840
Deferred income taxes, non-current	4,368	4,144
Intangible assets, net	10,348	11,452
Goodwill	21,646	21,646
Other assets	8,498	9,043
Total assets	$252,139	$226,742

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$12,894	$10,690
Accrued and other current liabilities	20,622	19,600
Deferred margin on sales to distributors	9,634	10,340
Deferred license revenue	2,742	2,185
Total current liabilities	45,892	42,815
Other long-term liabilities	16,522	16,827
Total liabilities	62,414	59,642
Stockholders’ equity	189,725	167,100
Total liabilities and stockholders’ equity	$252,139	$226,742

SILICON IMAGE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited

	Year Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$11,490	$(11,192)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation	6,270	6,107
Stock-based compensation expense	10,515	9,204
Amortization of investment premium	1,048	1,995
Tax benefits from employee stock-based transactions	354	498
Amortization and impairment of intangible assets	3,124	1,331
Deferred income taxes	426	429
Excess tax benefits from employee stock-based transactions	(354)	(498)
Non-operating proceeds from legal settlement	(1,275)	-
Other than temporary impairment of a privately-held company investment	1,500	7,467
Equity in net loss of unconsolidated affiliate	489	1,803
Others	152	201
Changes in assets and liabilities:
Accounts receivable	2,818	(10,503)
Inventories	(459)	(1,206)
Prepaid expenses and other assets	94	1,124
Accounts payable	2,208	(529)
Accrued and other liabilities	941	(3,581)
Deferred margin on sales to distributors	557	2,531
Deferred license revenue	(706)	(505)
Cash provided by operating activities	39,192	4,676
Cash flows from investing activities:
Proceeds from sales of short-term investments	62,699	104,765
Purchases of short-term investments	(41,053)	(60,612)
Purchases of property and equipment	(5,761)	(8,885)
Proceeds from legal settlement	1,275	-
Investment in privately-held companies	(1,500)	(8,750)
Cash paid for assets purchased from a privately-held company	(300)	(1,200)
Advances for intellectual properties	(2,031)	(1,242)
Other	103	-
Cash provided by investing activities	13,432	24,076
Cash flows from financing activities:
Proceeds from employee stock program	5,545	5,631
Excess tax benefits from employee stock-based transactions	354	498
Repurchase of restricted stock units for income tax withholding	(1,981)	(2,179)
Payment to acquire treasure shares	(3,005)	(39,684)
Cash paid to settle contingent consideration liabilities	(81)	(1,054)
Cash provided by (used in) financing activities	832	(36,788)
Effect of exchange rate changes on cash and cash equivalents	(305)	(20)
Net increase (decrease) in cash and cash equivalents	53,151	(8,056)
Cash and cash equivalents — beginning of year	29,069	37,125
Cash and cash equivalents — end of year	$82,220	$29,069
Supplemental cash flow information:
Cash payment for income taxes	$(6,476)	$(6,389)
Restricted stock units vested	$5,617	$6,276
Property and equipment and other assets purchased but not paid for	$668	$2,380
Unrealized gain (loss) on available-for-sale securities	$(223)	$40